UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 22, 2016

Cardiovascular Systems, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-52082	41-1698056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1225 Old Highway 8 NW
St. Paul, Minnesota 55112-6416
(Address of Principal Executive Offices and Zip Code)
(651) 259-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In November 2016, each of Kevin Kenny, Chief Operating Officer of Cardiovascular Systems, Inc. (the “Company”), Laurence Betterley, Chief Financial Officer of the Company, and Alexander Rosenstein, General Counsel and Corporate Secretary of the Company, adopted a pre-arranged trading plan to sell shares of the Company’s common stock (the “Kenny Trading Plan,” the “Betterley Trading Plan,” and the “Rosenstein Trading Plan,” respectively, and, collectively, the “Plans”). The Plans were designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding stock transactions.

Each of the Plans allows for the sale of an indeterminate number of shares of common stock to cover the required withholding taxes and transaction costs associated with the vesting of shares of restricted stock. The Kenny Trading Plan also provides that Mr. Kenny may sell up to 23,679 vested shares of common stock.

Sales pursuant to the Kenny Trading Plan are expected to begin as early as January 3, 2017 and will terminate no later than February 19, 2018, unless terminated sooner in accordance with the terms of such plan. Sales pursuant to the Betterley Trading Plan are expected to begin as early as August 13, 2017 and will terminate no later than September 13, 2017, unless terminated sooner in accordance with the terms of such plan. Sales pursuant to the Rosenstein Trading Plan are expected to begin as early as August 13, 2017 and will terminate no later than September 13, 2018, unless terminated sooner in accordance with the terms of such plan.

All shares will be sold under the Plans in the open market at prevailing market prices, subject to certain limit price restrictions in the Kenny Trading Plan. Messrs. Kenny, Betterley and Rosenstein will have no control over the actual timing of the stock sales under the Plans. All stock sales under the Plans will be disclosed publicly in accordance with applicable securities laws, rules and regulations through appropriate filings with the U.S. Securities and Exchange Commission. The Company does not undertake to report other Rule 10b5-1 plans that may be adopted by any of its officers or directors in the future, to report any modifications or termination of any publicly announced plan, or to report any plan adopted by an employee who is not an executive officer, except in each case to the extent required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 2, 2016

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Laurence L. Betterley
Laurence L. Betterley Chief Financial Officer